UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 2, 2012
Date of Report

July 30, 2012
(Date of earliest event reported)

ENERGY EDGE TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey	8711	52-2439239
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Route 22 East, Suite 2000, Bridgewater, New Jersey 08807
(Address of principal executive offices, including zip code)

(888)729-5722 x100
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

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ITEM 1.01                   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Stock Purchase Agreement

On July 30, 2012, the Energy Edge Technologies Corporation (the “Company”) entered into a Stock Purchase Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”) pursuant to which Dutchess has agreed to sell to the Company (1) Twenty Million Eight Hundred Eighty Thousand Two Hundred and Eighty (20,880,280) unrestricted shares (“Shares”) of common stock of Union Dental Holdings, Inc. (“Union Dental”), a publicly traded Florida corporation with ticker symbol “UDHI,” and (2) a warrant to purchase up to Thirty-Nine Million Six Hundred Thousand (39,600,000) shares of common stock of Union Dental (“Warrant”).

The Shares and the Warrant were purchased for (1) One Hundred Sixty Thousand Dollars ($160,000.00) cash, or (2) Eighty Thousand Dollars ($80,000) cash and One Hundred Thousand Dollars ($100,000) worth of the Company’s unrestricted shares of common stock (the “Purchase Price”).

Pursuant to the terms of the Agreement, on July 30, 20,12, the Company will transfer to escrow partial consideration of Eighty Thousand Dollars ($80,000) in cash.  Within Forty-Five (45) days after the Shares have been cleared on behalf of the Company and are eligible for sale through a broker, the Company will transfer to Dutchess the remaining consideration of either (1) Eighty Thousand Dollars ($80,000) in cash or (2) One Hundred Thousand Dollars ($100,000) worth of the Company’s unrestricted shares of common stock.

The Company will not have any managerial rights in or control of Union Dental.

ITEM 9.01                   FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement by and between Energy Edge Technologies Corporation and Dutchess Private Equities Fund, Ltd. dated as of July 30, 3012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 2, 2012
ENERGY EDGE TECHNOLOGIES CORPORATION
By:	/s/ Robert Holdsworth
Name:	Robert Holdsworth
Title:	President